Exhibit 10.1
January 27, 2025
(Effective Start Date)
Mr. David Fisher
RE: Offer of Employment as Interim Chief Operating Officer of Harte Hanks, Inc.
Dear David:
We are very pleased to offer you the interim position of Chief Operating Officer at Harte Hanks, with an expected, effective start date on Monday, January 27, 2025. In this role, you will report directly to the Chairperson of the Board of Directors, until a new Chief Executive Officer is retained by the Company.
As part of your job description (which the Company, with your input can further define), you will continue to be responsible for implementing the transformation and reorganization plan (“Project Elevate”) and also oversee and manage the three (3) business segments at Harte Hanks, including marketing services, customer care, as well as fulfillment/logistics. This position will involve other duties as well, including possible work relating to merger and acquisition opportunities, participation in the CEO search, as well as ongoing interaction with the Board. We are confident that your contributions in this role will contribute to Harte Hanks on-going viability, and additionally, greatly enhance our standing as a preeminent business and one of the world’s leading marketing organizations. This offer is subject to the following additional terms, conditions, and benefits:
Compensation and Reviews
Upon your acceptance of our offer, you will receive an annual base salary of $375,000 (“Base Salary”), which is paid in bi-weekly increments. This is an exempt salaried position.
Harte Hanks Bonus Plan
In this position, you will be eligible to earn an annual bonus award (the “Plan”) starting in 2025. Your target opportunity under the 2025 Plan will be up to one-hundred percent (100%) of your annual Base Salary, to the extent earned and in accordance with the terms of the Plan. The Plan will be tied to Harte Hanks’ financial results for the total company and individual performance objectives and will be subject to Board approval. Until a permanent CEO is retained, you may be responsible for presenting the plan to the Board and receiving such approval. Your annual bonus, once approved, will be payable at the same time or time(s) that annual bonuses are paid to other senior executives of the Company generally, but in no event later than March 15th of the calendar year following the calendar year to which such annual bonus relates, subject to you remaining employed by Harte Hanks on the date such annual bonus scheduled to be paid.
Equity
During your employment term, you will be eligible to participate in Harte Hanks long-term equity incentive program(s), as determined by the Board. On or shortly after your effective start date, you will receive an additional equity award (in addition to the award granted on January 29, 2024) of stock options to purchase up to 32,400 shares of common stock of Harte Hanks*, with 1/3rd of this 32,400 stock option purchase right vesting as of one (1) year from your effective start date, and the remaining 2/3rds vesting 1/3rd each in the following two (2) years as of the 2nd and 3rd anniversary date from the first election date – all in in accordance with the Non-Qualified Stock Option Award Agreement attached hereto as Exhibit A (the "Options Agreement"). This award will be in addition to any prior stock option award you received during your tenure as CTO for the Company.
*the strike price for the 32,400 option shares will be set at the closing price of Harte Hanks stock on January 27, 2025.
The agreement continues on the next page.

Exhibit 10.1
Offer Letter – David Fisher

January 27, 2025
Severance
Harte Hanks will provide you with severance in the event your employment is terminated without Cause (as defined below) or for Good Reason (as defined below). The offer of severance in this letter sets forth the entire agreement and fully supersedes all prior agreements of understanding pertaining to severance. Your severance will allow you to continue to receive your then-current Base Salary for a period of twelve (12) months, payable in equal installments in accordance with Harte Hanks regular payroll practices as in effect from time to time; provided, that the first installment of the severance pay shall be made on the sixtieth (60th) day after the effective date of your termination from Harte Hanks, and shall include payment of any amounts that would otherwise be due prior thereto. Payments of severance is subject to receipt of a signed Separation Agreement and Release. Harte Hanks’ obligation to provide, or continue to provide salary continuation payments, will cease in the event you find other employment before the severance is paid in full.
Benefits
Harte Hanks offers a comprehensive and generous benefits package. You will continue to be eligible to participate in the following plans on the 1st of the month; the Company’s 401k plan, which has a 5% company match, and
Medical and dental plans which are paid for jointly by the Company and the Employee
Company paid life insurance and AD&D insurance plans
Flexible spending account plans (healthcare and dependent care) and vision plan.
You will also continue to be eligible to participate in additional valuable benefit plans including 401(k), salary continuation due to personal medical, long-term disability, EAP, educational assistance, 15 days of paid time off (PTO) accrued monthly, and paid holidays; all of which you qualify for, having previously satisfied the eligibility waiting periods.
You are also eligible during the term of your employment to participate in such employee benefit plans and programs that are maintained from time to time for senior executives of Harte Hanks, to the extent that you (and your spouse and dependents, as the case may be) meet(s) the applicable eligibility requirements. Harte Hanks does not promise the adoption or continuance of any particular plan or program during the term of your employment, and your (and your spouse's and dependents’) participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto. You are also entitled to no fewer than four (4) weeks' vacation in accordance with Harte Hanks vacation policy as in effect from time to time.
You shall be entitled to reimbursement for ordinary and reasonable out of pocket documented business expenses which you incur in connection with performing your duties under this Agreement, including travel, lodging and meal expenses in accordance with Harte Hanks travel and expense reimbursement policies applicable to other senior employees of Harte Hanks as in effect from time to time and approved by the Board, provided, however, (x) you must comply fully with such travel and expense reimbursement policies and (y) Harte Hanks will not reimburse executive officers for mileage for use of personal vehicles.
These benefits can be discussed anytime by reaching out to HR Support at 877-691-2147.

The agreement continues on the next page.

Exhibit 10.1
Offer Letter – David Fisher

January 27, 2025
Termination
Your employment with Harte Hanks shall terminate upon your death or if you become permanently disabled (as defined below) and may be otherwise be terminated at any time by you for any reason (or no reason), including, without limitation, for Good Reason (as defined below), or by Harte Hanks for any reason (or no reason), including, without limitation, without Cause (as defined below). Any termination of your employment pursuant to the preceding sentence is referred to herein as an "Employee Termination". Your employment shall also terminate on the following date: (i) if terminated because of your resignation, with or without Good Reason, on the date specified in a written notice delivered by you to Harte Hanks, the effective date of such resignation to be no less than thirty (30) days from the date such notice is delivered to Harte Hanks, which notice period may be waived by Harte Hanks in its sole discretion; (ii) if terminated as a result of death, on the date of death; (iii) if terminated because of you becoming Permanently Disabled (as defined below), on the date as of which you are determined to be Permanently Disabled; and (iv) if terminated by Harte Hanks on the date specified in a written notice delivered by Harte Hanks to you.
As used in this Agreement:
“Cause" shall mean: Your violation of any material written policy of Harte Hanks, a copy of which has been provided to you at least 30 days in advance of any claimed violation; (ii) Your failure to (x) obey the lawful orders of the Board, (y) to timely respond to Board inquiries, or (z) to provide the Board with timely updates regarding material Harte Hanks business; (iii) Your gross negligence in the performance of, or willful disregard of, your obligations to Harte Hanks; (iv) the breach of any of your obligations under this Agreement, restrictive covenant agreements, or any other material agreement entered into with Harte Hanks; (v) the commission of an act by you which constitutes financial dishonesty against Harte Hanks; (vi) your indictment or other criminal charge for, or conviction of or entering a plea of guilty or nolo contendere to, a crime constituting a felony; or (vii) the commission of any act of dishonesty or moral turpitude by you which is, or is reasonably likely to be, detrimental to Harte Hanks. Termination for any other reason shall be “without Cause”. Harte Hanks elimination of the role of Interim Chief Operating Officer (because of the completion of all tasks associated with this role, including but not limited to the Kearney Project, and/or retention of a new CEO and elimination of the COO position) and the Company’s inability to offer you a similar position within Harte Hanks, reporting directly to the CEO, shall be a “without Cause” reason for Employee Termination, notwithstanding that this may also qualify as a “Good Cause” reason for Employee Termination.
"Good Reason" shall mean, without your consent, (i) a material diminution in your duties or position; (ii) if your base salary is materially reduced, other than in connection with a region-wide or Harte Hanks company-wide pay cut/furlough program that equally affects other members of senior management; (iii) Harte Hanks breach of its obligations under this Agreement; or (iv) if Harte Hanks requires that you relocate to an office location that would increase your commute by more than 50 miles from your current location; provided, however, that no termination by you for Good Reason for any of the foregoing reasons shall be effective unless and until (A) you have given Harte Hanks written notice of the reasons for the termination for Good Reason no more than thirty (30) calendar days following the initial existence of the condition(s) that constitute(s) Good Reason, and has given Harte Hanks at least thirty (30) calendar days in which to remedy such condition(s), (B) Harte Hanks has failed to remedy the same during the applicable cure period, and (C) you actually terminate your employment within thirty (30) calendar days after the expiration of the cure period without remedy of the Good Reason by Harte Hanks.
The agreement continues on the next page.

Exhibit 10.1
Offer Letter – David Fisher

January 27, 2025
"Permanently Disabled" shall mean (i) Employee becomes eligible to receive benefits under any long-term disability plan paid for the Company on behalf of Employee or (ii) if by reason of injury or illness (including mental illness) Employee shall be unable to perform the essential functions of his position for ninety (90) consecutive days or one hundred twenty (120) days, whether or not consecutive, in a twelve (12) month period.
Other
This offer is not contingent upon satisfactory completion of an education, employment, and criminal background check, or a pre-employment drug screen, as you have successfully completed same when you accepted the role of CTO. This offer and your response are not meant to constitute a contract of employment for a stated term. Your employment will be strictly “at will.” This means that if you accept this offer, you will retain the right to discontinue your employment at any time and that Harte Hanks will retain the same right.
Included with this offer are a Confidentiality/Non-Disclosure Agreement and a Non-Solicitation Agreement. Copies are attached as Exhibit B. Given that you have been previously onboarded, and have previously signed these documents, you now agree that these restrictive covenants will also apply to your new role as COO. These agreements will remain in effect regardless of any further job changes that may occur during your employment period. Also, as a condition of your acceptance of this offer of employment, you are reaffirming that your employment with Harte Hanks would not violate any non-competition, confidentiality, or other obligations you may have with any current or former employer.
Your work location is your home State of Illinois, and Illinois shall serve as the basis for statutory payroll tax deductions.
This Agreement shall be governed by Delaware law, and other than prior stock option award agreements, shall supersede all prior employment agreements with the Company.
Your willingness to step into this new role is greatly appreciated.
If you have any questions regarding this offer, please do not hesitate to give me a call. This offer is valid for 3 business days and will be sent to your current email with Harte Hanks via DocuSign.
Yours sincerely,
Harte Hanks, Inc., By:
/s/ Robert Wyman
Robert T. Wyman
General Counsel
Attachments

Acknowledgement and Acceptance:
Printed Name: David Fisher
Signature: /s/ David Fisher
Date: 1/23/2025